Exhibit 8.1

June 19, 2013

Memorial Production Partners LP

1301 McKinney, Suite 2100

Houston, Texas 77010

Ladies and Gentlemen:

We have acted as special counsel to Memorial Production Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale by certain selling unitholders of the Partnership named in the Registration Statement of up to 12,422,206 units (the “Secondary Common Units”) constituting common units representing limited partner interests in the Partnership (“common units”), consisting of (i) 7,061,294 outstanding common units (the “Outstanding Common Units”) and (ii) 5,360,912 common units (the “Converted Common Units”) issuable upon conversion of the 5,360,912 outstanding units (the “Secondary Subordinated Units”) constituting subordinated units representing limited partner interests in the Partnership (“subordinated units”). The Secondary Common Units may be sold (or, in the case of the Converted Common Units, issued and sold) or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus pursuant to Rule 415 under the Act. In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Income Tax Consequences” (the “Discussion”) in the Prospectus.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Secondary Common Units pursuant to the offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Memorial Production Partners LP

June 19, 2013

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take contrary position or that a court would agree with our opinion if litigated.

Memorial Production Partners LP

June 19, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Material Income Tax Consequences.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.